Exhibit 99.1

Torvec, Inc. Chief Executive Officer Report

June 2016

ROCHESTER, N.Y June13, 2016 (GLOBE NEWSWIRE) -- On June 13, 2016, Richard A. Kaplan, the Company’s chief executive officer, provided an update of the Company’s accomplishments and business priorities as presented below.

Dear Shareholders,

We have had notable accomplishments in the last year.

We have been doing business under the name CurAegis Technologies, a name that reflects our two business divisions: the CURA division, which is engaged in the fatigue management industry, and the Aegis division, which is focused on the design, development and commercialization of power and hydraulic products. We expect to obtain shareholder approval to formally change the name of the Company to “CurAegis Technologies, Inc.” at the annual meeting to be held on June 16 and to do so promptly thereafter.

The Aegis pump performed very well at the Milwaukee School of Engineering (MSOE) third party testing. Our test pump is a non-rotating, 100cc fixed displacement pump designed with breakthrough valve technology. We are now ready to approach corporate industry leaders in the hydraulic pump market to propose a prototype for a specific application. In connection with this, we are hiring an experienced industry advisor for market introductions, discussions and presentations of this unique technology.

We expect to receive the first 1,000 units of the myCadian Guardian watch from our manufacturer in July. We are currently developing marketing and sales programs for the roll out of our initial pilot programs scheduled for August and September. We have written agreements or verbal commitments from eight companies or organizations to participate in our pilot programs in targeted industries as follows:

●	Trucking

●	Aviation

●	Medical

●	Busing

●	General Corporate

●	Municipal (County Government - Police, Fire, EMT, 911 operators, DPW, etc.)

●	Federal Government (military, air traffic control, FBI, etc.)

The objective of the initial pilots is to: identify design bugs, demonstrate user acceptance, and demonstrate the ease of implementation within each organization. Our pilot program customers are aware of these purposes and are excited to be involved with us. We are planning a second round of pilots in the fourth quarter of 2016. We are in conversation with over fifty organizations (some very large) regarding the purchase of the CURA System and the participation in these sales pilots.

We have been actively selling the Z-Coach e-learning tool since March as a stand-alone training and educational program to the aviation industry. We have a growing pipeline of prospective Z-Coach customers and believe interest in the tool will continue to grow. We anticipate offering the Z-Coach module tailored to the trucking industry during the third quarter of 2016.

We have hired sales VP’s for the Trucking, Busing, Aviation and Municipal industries. Our sales pipeline is growing and we anticipate deliveries of the CURA system in late Q4 2016 or Q1 2017. There has been significant interest and positive responses during our sales presentations. We believe there is growing anticipation to see and use the CURA System.

We have also hired a Director of Customer Service and a Director of Technical Services to gear up for sales and distribution. These people have already been a great addition in our operational planning.

This is a very exciting time for us. It will be our first product launch in the 20-year history of the Company.

Thank you for your continued support of CurAegis Technologies.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Torvec’s businesses. More detailed information about these factors may be found in filings by Torvec with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Torvec is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT TORVEC, INC. Torvec, Inc. (OTCQB: TOVC) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA system which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z Coach education and training tool and (ii) the Aegis hydraulic pump. The MyCadian™ watch consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The company is currently doing business as CurAegis Technologies. The Company has not had any significant revenue-producing operations.

CONTACT:

Richard A. Kaplan

Chief Executive Officer

585-254-1100